Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Gary J. Ortale	Steven Carr
President & CEO	EVP & CFO	Dresner Corporate Services
319.356.5800	319.356.5800	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS, ANNOUNCES SHAREHOLDER APPROVAL OF PENDING MERGER TRANSACTION
Iowa City, Iowa, April 23, 2015 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG), today reported its results for the three months ended March 31, 2015. Net income for the first quarter of 2015 totaled $4.8 million, compared with $5.0 million for the same period last year. Both basic and diluted earnings per share were $0.57 for the first quarter of 2015, compared with $0.59 basic and $0.58 diluted earnings per share for the first quarter of 2014. After excluding the effects of $0.5 million ($0.4 million after tax) of expenses related to the previously announced merger with Central Bancshares, Inc., adjusted diluted earnings per share for the first quarter of 2015 were $0.62.
Earnings comparisons between the first quarter of 2015 and the same period in 2014 were driven primarily by:

•
a 7.6% increase in noninterest expense, primarily due to a 12.0% increase in salaries and employee benefits, which resulted in part from $300,000 of incentive compensation expense associated with the Central acquisition; and

•	a 5.0% decrease in noninterest income, driven by decreases in gains on the sale of available for sale securities and mortgage origination and loan servicing fees; partially offset by

•	a 5.3% increase in net interest income, due primarily to a 3.5% increase in interest income.
“This was a strong quarter for MidWestOne,” stated President and Chief Executive Officer, Charles N. Funk. He continued, “Loan demand remains strong within our footprint, and several noninterest income categories registered increases from a year ago. Excluding merger-related charges, our earnings were well ahead of the first quarter a year ago.”
Results of Operations
Net interest income for the first quarter of 2015 increased $0.7 million, or 5.3%, from $13.5 million for the first quarter of 2014, to $14.2 million. An increase in average loan balances resulted in loan interest income increasing by $0.6 million, or 5.3%, to $12.6 million for the first quarter of 2015. Income from investment securities decreased to $3.3 million for the first quarter of 2015 compared to $3.7 million for the first quarter of 2014, reflective of a decrease of $48.0 million in the average balance of investment securities between the two comparable periods. Income from loan pool participations was $0.6 million for the first quarter of 2015, an increase of $0.3 million compared to the same period a year ago, on a significantly lower level of investment in 2015. The Company continues to exit this line of business as balances are paid down. Interest expense decreased $0.2 million, or 6.4%, to $2.2 million for the first quarter of 2015, compared to $2.4 million for the same period in 2014, primarily due to lower expense on Federal Home Loan Bank (“FHLB”) borrowings which resulted from the decrease of $15.0 million in outstanding FHLB advances.
The net interest margin for the first quarter of 2015, calculated on a fully tax-equivalent basis, was 3.72%, or 17 basis points higher than the 3.55% net interest margin for the first quarter of 2014. A higher yield being received on interest-earning assets (primarily loan pool participations) combined with lower rates being paid on interest-bearing liabilities (primarily FHLB borrowings) resulted in the improved margin.

“The increase in our net interest margin exceeded our expectations this quarter,” stated Mr. Funk.
The provision for loan losses for the first quarter of 2015 was $0.6 million, higher than the $0.5 million in the first quarter of 2014. The increased provision primarily reflects the increase in outstanding loan balances.
Noninterest income for the first quarter of 2015 decreased to $4.0 million, down $0.2 million, or 5.0%, from $4.2 million in the first quarter of 2014. The decrease was primarily due to a $0.2 million, or 29.1%, decrease in gains on sale of investment securities combined with a decrease in mortgage origination and loan servicing fees of $0.2 million, or 45.5%, from $0.4 million in the first quarter of 2014 compared to $0.2 million for the first quarter of 2015. The decline in mortgage origination and loan servicing fees was primarily due to a downward adjustment in the value of mortgage servicing rights of $0.1 million. These decreases were partially offset by an increase in service charges and fees on deposit accounts of $0.1 million, or 16.7%, to $0.7 million for the first quarter of 2015, compared to $0.6 million for the same quarter of 2014, due primarily to increased service charges on demand deposit accounts.
First quarter of 2015 noninterest expense was $11.2 million, up $0.8 million, or 7.6%, from the first quarter of 2014. The increase was mainly due to expenses paid of $0.5 million ($0.4 million after tax) related to the previously announced merger with Central Bancshares, Inc., the majority of which were salaries and employee benefits, which increased $0.7 million, or 12.0% between the first quarter of 2014 and the first quarter of 2015. This increase in salaries and employee benefits included $0.3 million of incentive compensation expense associated with the pending Central merger. The balance of the merger expenses were reflected in professional fees expense, which increased $0.1 million, or 18.3%, for the first quarter of 2015, compared with the first quarter of 2014. These increases were partially offset by a slight decrease in net occupancy and equipment expense for the first quarter of 2015 of $0.1 million, or 5.0%, compared with the first quarter of 2014.
Income tax expense was $1.7 million for the first quarter of 2015 compared to $1.9 million for the same period in 2014. This expense variation was primarily due to a change in the level of taxable income between the comparable periods.
Balance Sheet and Asset Quality
Total assets decreased slightly to $1.78 billion at March 31, 2015 from $1.80 billion at December 31, 2014, resulting primarily from decreased balances in investment securities available for sale, cash and cash equivalents, and accrued interest receivable. These decreases were partially offset by increased balances in loans, investment securities held to maturity, and premises and equipment, net. Total deposits at March 31, 2015, were $1.41 billion, a decrease of $0.3 million from December 31, 2014. The deposit decrease was concentrated in jumbo certificates of deposit accounts (accounts $100,000 and over), which decreased by $7.0 million, or 2.9%, and certificates of deposit under $100,000, which decreased by $5.9 million, or 2.5%. Interest bearing demand deposits increased $10.5 million, or 1.7%, to $629.0 million at March 31, 2015, from $618.5 million at December 31, 2014, and savings deposits increased $3.9 million, or 3.8%. Federal funds purchased decreased by $8.5 million, to $8.9 million. FHLB borrowings decreased by $15.0 million, or 16.1%, to $78.0 million.
Total bank loans (excluding loan pool participations and loans held for sale) increased $43.8 million, or 3.9%, from December 31, 2014, to $1.18 billion at March 31, 2015. While most loan categories saw increased balances, the increase was primarily in commercial and industrial loans, construction and development loans, and agricultural loans. Increases in these categories were slightly offset by a decrease in multifamily commercial real estate loans. As of March 31, 2015, the largest category of bank loans was commercial real estate loans, comprising approximately 38% of the portfolio, which included 7% of total loans being farmland, 6% being construction and development, and 5% being multifamily residential mortgages. Commercial and industrial loans was the next largest category at 27% of total loans, followed by residential real estate loans at 23%, agricultural loans at 9%, and consumer loans at 2%.
Nonperforming bank loans decreased from $13.0 million, or 1.15% of total bank loans, at December 31, 2014, to $12.6 million, or 1.07% of total bank loans, at March 31, 2015. At March 31, 2015, nonperforming loans consisted of $3.5 million in nonaccrual loans, $8.1 million in troubled debt restructures (“TDRs”) and $1.0 million in loans past due 90 days or more and still accruing. This compares to nonaccrual loans of $3.3 million, TDRs of $8.9 million, and loans past due 90 days or more and still accruing of $0.8 million at December 31, 2014. The decrease in overall nonperforming loans was primarily due to payments and a payoff collected from TDR-status borrowers, as well as the movement of two borrowers out of TDR status. Loans 90 days past due and still accruing interest increased $0.2 million, while nonaccrual loans also increased by $0.2 million. Bank loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) were $3.7 million at March 31, 2015, compared with $3.9 million at December 31, 2014. At March 31, 2015, other real estate owned (not included in nonperforming loans) was $1.7 million, down from $1.9 million of other real estate owned at December 31, 2014. During the first three months of 2015, the Company did not add any properties to other real estate owned and had three real estate property sales. As of March 31, 2015, the allowance for bank loan losses was $16.5 million, or 1.40% of total bank loans, compared with $16.4 million, or 1.44% of total bank loans at December 31, 2014. The allowance for loan losses represented 131.33% of nonperforming bank loans at

March 31, 2015, compared with 125.67% of nonperforming bank loans at December 31, 2014. The Company had net bank loan charge-offs of $0.4 million in the three months ended March 31, 2015, or an annualized 0.15% of average bank loans outstanding, compared to net charge-offs of $0.2 million, or an annualized 0.08% of average bank loans outstanding, for the same period of 2014.
“Maintaining asset quality is as important as any task we perform,” continued Mr. Funk. “We are pleased with these metrics, especially the coverage of nonperforming loans at 131.33%.”
Loan pool participations (participation interests in performing, sub-performing and nonperforming loans that have been purchased from various non-affiliated banking organizations) were $20.4 million at March 31, 2015, down from $21.5 million at December 31, 2014. The Company entered into this business upon consummation of its merger with the Former MidWestOne in March 2008. As previously announced, the Company has decided to exit this line of business as current balances pay down, as it is not part of its core business strategy.
The Company has minimal exposure in loan pools to consumer real estate, subprime credit or construction and real estate development loans. The net “all-in” yield (after all expenses) on loan pool participations was 11.99% and 4.20% for the first three months of 2015 and 2014, respectively. The net yield was higher in the first three months of 2015 compared to the same period of 2014 primarily due to income being accounted for on a cash basis when actual payments are received, which can cause income related to this item to vary widely from period to period. Including loan pool participations, the loan to deposit ratio was 85.0% as of March 31, 2015, compared with 81.9% as of December 31, 2014.
Investment securities totaled $463.2 million at March 31, 2015, or 26.1% of total assets, a decrease of $63.2 million, or 12.0%, from $526.5 million, or 29.2% of total assets, as of December 31, 2014. A total of $409.0 million of the investment securities were classified as available for sale at March 31, 2015, compared to $474.9 million at December 31, 2014. As of March 31, 2015, the portfolio consisted mainly of obligations of states and political subdivisions (50.4%), mortgage-backed securities and collateralized mortgage obligations (33.2%), and U.S. government agencies (5.8%). Investment securities held to maturity were $54.3 million at March 31, 2015, compared to $51.5 million at December 31, 2014. The $2.8 million, or 5.4%, increase in held to maturity investments was due to the strategic decision to increase the Company’s holdings in this classification to mitigate any volatility in capital levels that may result from future rises in interest rates.
Capital Adequacy
Total shareholders’ equity was $197.4 million as of March 31, 2015, compared to $192.7 million as of December 31, 2014, an increase of $4.7 million, or 2.4%. This increase was primarily attributable to net income of $4.8 million for the first three months of 2015, a $1.0 million increase in accumulated other comprehensive income due to market value adjustments on investment securities available for sale, and a $0.3 million decrease in treasury stock due to the issuance of 15,853 shares of Company common stock in connection with stock compensation plans. These increases were partially offset by the payment of $1.3 million in common stock dividends. No shares of Company common stock were repurchased in the first quarter of 2015. The total shareholders’ equity to total assets ratio was 11.10% at March 31, 2015, up from 10.71% at December 31, 2014. The tangible equity to tangible assets ratio was 10.69% at March 31, 2015, compared with 10.29% at December 31, 2014. Tangible book value per share was $22.61 at March 31, 2015, an increase from $22.08 per share at December 31, 2014.
Quarterly Cash Dividend Declared
On April 16, 2015, the Company’s board of directors declared a second quarter cash dividend of $0.15 per common share, which is the same as the dividend paid last quarter. The dividend is payable June 15, 2015 to shareholders of record at the close of business on June 1, 2015. At this quarterly rate, the indicated annual cash dividend is equal to $0.60 per common share.
Proposed Merger with Central Bancshares, Inc.
On April 23, 2015, the Company held a special meeting of shareholders, at which the Company’s shareholders voted to approve the merger agreement with Central Bancshares, Inc., a Minnesota corporation, pursuant to which Central Bancshares will merge with and into the Company. In connection with the merger, Central Bank, a Minnesota-chartered commercial bank and wholly-owned subsidiary of Central Bancshares, will become a wholly-owned subsidiary of the Company. The corporate headquarters of the combined company will be in Iowa City, Iowa.
Subject to the terms and conditions of the merger agreement, each share of common stock of Central will automatically be converted into the right to receive a pro rata portion of (i) 2,723,083 shares of common stock of the Company and (ii) $64.0 million in cash, subject to certain adjustments as described in the merger agreement. The transaction is expected to close in early May 2015.

“With regulatory and shareholder approval now in hand, we look forward to an early May closing of our transaction and an exciting new chapter in our company’s 80 year history,” concluded Mr. Funk.
Conference Call Details
MidWestOne will host a conference call for investors at 11:00 a.m., CDT, on Friday, April 24, 2015. To participate, dial 866-233-3483 at least fifteen minutes before the call start time. If you are unable to participate on the call, a replay will be available until May 5, 2015 on the Company’s web site: www.midwestone.com, using the replay access code of 10057427. A transcript of the call will also be available on the web site within three business days of the event.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company's bank subsidiary, MidWestOne Bank, is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Cedar Falls, Conrad, Melbourne, Oskaloosa, Parkersburg, and Pella, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “intend,” “project,” “estimate,” “forecast,” “may” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have an impact on our ability to acheive operating results, growth plan goals and future prospects include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values could cause an increase in the allowance for credit losses and a reduction in net earnings; (2) the risks of mergers, including with Central Bancshares, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (3) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (4) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (5) fluctuations in the value of our investment securities; (6) governmental monetary and fiscal policies; (7) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations promulgated and to be promulgated thereunder, as well as the Basel III Rules, which became effective January 1, 2015), and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (8) the ability to attract and retain key executives and employees experienced in banking and financial services; (9) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (10) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (11) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (12) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (13) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (14) volatility of rate-sensitive deposits; (15) operational risks, including data processing system failures or fraud; (16) asset/liability matching risks and liquidity risks; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; and (20) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.

Non-GAAP Presentations:
Certain non-GAAP ratios and amounts are provided to evaluate and measure the Company’s operating performance and financial condition, including tangible book value per share, the tangible equity to tangible assets ratio, return on average tangible equity, net interest margin, the efficiency ratio, and earnings per share excluding merger-related expenses. Management believes this data provides investors with pertinent information regarding the Company’s profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of
	March 31,	December 31,	March 31,
(dollars in thousands, except per share data)	2015	2014	2014
Tangible Equity
Total shareholders’ equity	$197,392	$192,731	$183,143
Less: Intangible assets, net	(8,151)	(8,259)	(8,669)
Tangible equity	$189,241	$184,472	$174,474
Tangible Assets
Total assets	$1,777,977	$1,800,302	$1,745,913
Less: Intangible assets, net	(8,151)	(8,259)	(8,669)
Tangible assets	$1,769,826	$1,792,043	$1,737,244
Common shares outstanding	8,370,309	8,355,666	8,471,761
Tangible Book Value Per Share	$22.61	$22.08	$20.59
Tangible Equity/Tangible Assets	10.69%	10.29%	10.04%

	For the Three Months Ended March 31,	For the Year Ended December 31,	For the Three Months Ended March 31,
(dollars in thousands, except per share data)	2015	2014	2014
Net Income	$4,796	$18,522	$4,973
Plus: Intangible amortization, net of tax(1)	70	356	89
Adjusted net income	$4,866	$18,878	$5,062
Average Tangible Equity
Average total shareholders’ equity	$194,761	$186,375	$181,274
Less: Average intangible assets, net	(8,193)	(8,477)	(8,723)
Average tangible equity	$186,568	$177,898	$172,551
Return on Average Tangible Equity (annualized)	10.58%	10.61%	11.90%

Net Interest Margin Tax Equivalent Adjustment
Net interest income	$14,242	$54,853	$13,527
Plus tax equivalent adjustment:(1)
Loans	322	1,157	273
Securities	734	2,880	729
Tax equivalent net interest income (1)	$15,298	$58,890	$14,529
Average interest earning assets	$1,668,922	$1,669,130	$1,656,857
Net Interest Margin	3.72%	3.53%	3.55%

Net Income	$4,796	$18,522	$4,973
Plus: Merger-related expenses	510	1,061	—
Net tax effect of above item(2)	(113)	(111)	—
Net income exclusive of merger-related expenses	$5,193	$19,472	$4,973
Diluted average number of shares	8,394,026	8,433,296	8,507,973
Return on Average Assets (annualized)	1.10%	1.05%	1.15%
Return on Average Equity (annualized)	9.99%	9.94%	11.13%
Earnings Per Common Share-Diluted	$0.57	$2.19	$0.58
Earnings Per Common Share-Diluted, exclusive of merger-related expenses	$0.62	$2.31	$0.58
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%
(2) Computed based on qualifying tax deductible expenses, assuming a federal income tax rate of 35%

	For the Three Months Ended March 31,	For the Year Ended December 31,	For the Three Months Ended March 31,
(dollars in thousands)	2015	2014	2014
Operating Expense
Total noninterest expense	$11,179	$43,413	$10,392
Less: Amortization of intangibles	(108)	(547)	(137)
Operating expense	$11,071	$42,866	$10,255
Operating Revenue
Tax equivalent net interest income (1)	$15,298	$58,890	$14,529
Plus: Noninterest income	4,008	15,313	4,217
Less: Gain on sale or call of available for sale securities	(555)	(1,227)	(783)
(Gain) loss on sale of premises and equipment	(3)	1	(3)
Operating revenue	$18,748	$72,977	$17,960
Efficiency Ratio	59.05%	58.74%	57.10%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of March 31, 2015	As of December 31, 2014
(dollars in thousands, except per share amounts)	(unaudited)
ASSETS
Cash and due from banks	$18,954	$23,028
Interest-bearing deposits in banks	1,013	381
Federal funds sold	1,489	—
Cash and cash equivalents	21,456	23,409
Investment securities:
Available for sale	408,950	474,942
Held to maturity (fair value of $54,574 as of March 31, 2015 and $51,253 as of December 31, 2014)	54,293	51,524
Loans held for sale	2,281	801
Loans	1,176,327	1,132,519
Allowance for loan losses	(16,526)	(16,363)
Net loans	1,159,801	1,116,156
Loan pool participations, net	18,230	19,332
Premises and equipment, net	39,443	37,770
Accrued interest receivable	9,358	10,898
Intangible assets, net	8,151	8,259
Bank-owned life insurance	38,437	38,142
Other real estate owned	1,652	1,916
Deferred income taxes	2,392	3,078
Other assets	13,533	14,075
Total assets	$1,777,977	$1,800,302
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$212,711	$214,461
Interest-bearing checking	628,990	618,540
Savings	106,380	102,527
Certificates of deposit under $100,000	229,543	235,395
Certificates of deposit $100,000 and over	230,629	237,619
Total deposits	1,408,253	1,408,542
Federal funds purchased	8,900	17,408
Securities sold under agreements to repurchase	55,326	60,821
Federal Home Loan Bank borrowings	78,000	93,000
Deferred compensation liability	3,402	3,393
Long-term debt	15,464	15,464
Accrued interest payable	932	863
Other liabilities	10,308	8,080
Total liabilities	1,580,585	1,607,571
Shareholders' equity:
Preferred stock, no par value; authorized 500,000 shares; no shares issued and outstanding at March 31, 2015 and December 31, 2014	$—	$—
Common stock, $1.00 par value; authorized 15,000,000 shares at March 31, 2015 and December 31, 2014; issued 8,690,398 shares at March 31, 2015 and December 31, 2014; outstanding 8,370,309 shares at March 31, 2015 and 8,355,666 shares at December 31, 2014	8,690	8,690
Additional paid-in capital	80,380	80,537
Treasury stock at cost, 320,089 shares as of March 31, 2015 and 334,732 shares at December 31, 2014	(6,651)	(6,945)
Retained earnings	108,667	105,127
Accumulated other comprehensive income	6,306	5,322
Total shareholders' equity	197,392	192,731
Total liabilities and shareholders' equity	$1,777,977	$1,800,302

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (dollars in thousands)	Three Months Ended March 31,
	2015	2014
Interest income:
Interest and fees on loans	$12,577	$11,940
Interest and discount on loan pool participations	620	280
Interest on bank deposits	1	4
Interest on investment securities:
Taxable securities	1,894	2,316
Tax-exempt securities	1,390	1,381
Total interest income	16,482	15,921
Interest expense:
Interest on deposits:
Interest-bearing checking	535	545
Savings	36	36
Certificates of deposit under $100,000	626	697
Certificates of deposit $100,000 and over	526	445
Total interest expense on deposits	1,723	1,723
Interest on federal funds purchased	12	1
Interest on securities sold under agreements to repurchase	30	30
Interest on Federal Home Loan Bank borrowings	399	562
Interest on other borrowings	4	6
Interest on long-term debt	72	72
Total interest expense	2,240	2,394
Net interest income	14,242	13,527
Provision for loan losses	600	450
Net interest income after provision for loan losses	13,642	13,077
Noninterest income:
Trust, investment, and insurance fees	1,581	1,518
Service charges and fees on deposit accounts	733	628
Mortgage origination and loan servicing fees	238	437
Other service charges, commissions and fees	603	619
Bank-owned life insurance income	295	229
Gain on sale or call of available for sale securities (Includes $555 and $783 reclassified from accumulated other comprehensive income for net gains on available for sale securities for the three months ended March 31, 2015 and 2014, respectively)	555	783
Gain on sale of premises and equipment	3	3
Total noninterest income	4,008	4,217
Noninterest expense:
Salaries and employee benefits	6,869	6,134
Net occupancy and equipment expense	1,524	1,605
Professional fees	680	575
Data processing expense	432	424
FDIC insurance expense	239	243
Amortization of intangible assets	108	137
Other operating expense	1,327	1,274
Total noninterest expense	11,179	10,392
Income before income tax expense	6,471	6,902
Income tax expense (Includes $216 and $305 income tax expense reclassified from accumulated other comprehensive income for the three months ended March 31, 2015 and 2014, respectively)	1,675	1,929
Net income	$4,796	$4,973

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	As of and for the Three Months Ended March 31, 2015	As of and for the Year Ended December 31, 2014	As of and for the Three Months Ended March 31, 2014
(unaudited, dollars in thousands, except per share amounts)
Per Share Data:
Book value per share	$23.58	$23.07	$21.62
Tangible book value per share	22.61	22.08	20.59
Financial Ratios:
Tangible equity/tangible assets	10.69%	10.29%	10.04%
Total shareholders’ equity/total assets	11.10	10.71	10.49
Total bank loans/total deposits	83.53	80.40	77.99
Total loans + loan pool participations/total deposits	84.98	81.93	79.85
Asset Quality:
Gross bank loans	$1,176,327	$1,132,519	$1,072,951
Allowance for bank loan losses	16,526	16,363	16,425
Net charge-offs	437	1,016	204
Bank loans past due 30 - 89 days	3,682	3,862	4,744
Other real estate owned	1,652	1,916	1,996
Non-performing bank loans
Non-accrual loans	$3,463	$3,255	$3,491
Restructured loans	8,084	8,918	8,952
Loans 90+ days past due and still accruing interest	1,037	848	371
Total non-performing bank loans	$12,584	$13,021	$12,814

Gross loan pool participations	$20,364	$21,466	$25,534
Allowance for loan pool participation losses	2,134	2,134	2,134

Net bank loan charge-offs/average bank loans - annualized	0.15%	0.09%	0.08%
Nonperforming bank loans/total bank loans	1.07	1.15	1.19
Nonperforming bank loans + other real estate/total assets	0.80	0.83	0.85
Allowance for bank loan losses/total bank loans	1.40	1.44	1.53
Allowance for loan pool participation losses/total loan pool participations	10.48	9.94	8.36
Allowance for bank loan losses/nonperforming bank loans	131.33	125.67	128.18

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
(unaudited, dollars in thousands, except per share amounts)	2015	2014	2014
Per Share Data:
Ending number of shares outstanding	8,370,309	8,471,761	8,355,666
Average number of shares outstanding	8,363,861	8,475,593	8,405,284
Diluted average number of shares	8,394,026	8,507,973	8,433,296
Earnings per common share - basic	$0.57	$0.59	$2.20
Earnings per common share - diluted	0.57	0.58	2.19
Dividends paid per common share	0.150	0.145	0.580
Performance Ratios:
Return on average assets - annualized	1.10%	1.15%	1.05%
Return on average shareholders’ equity - annualized	9.99	11.13	9.94
Return on average tangible equity - annualized	10.58	11.90	10.61
Net interest margin	3.72	3.55	3.53
Efficiency ratio*	59.05	57.10	58.74
Average Balances:
Total bank loans	$1,154,218	$1,082,467	$1,092,280
Total loan pool participations	20,974	27,061	24,321
Interest-earning assets	1,668,922	1,656,857	1,669,130
Total assets	1,773,129	1,747,027	1,760,776
Interest-bearing deposits	1,183,066	1,154,608	1,176,013
Interest-bearing liabilities	1,352,289	1,339,292	1,354,444
Total equity	194,761	181,274	186,375

* Noninterest expense minus amortization of intangibles, divided by the sum of tax-equivalent net interest income plus noninterest income minus gain/loss or impairment on securities and premises and equipment.